EXHIBIT 5.1

May 14, 2012

Multimedia Games Holding Company, Inc.
206 Wild Basin Road South, Building B
Austin, Texas 78746

Ladies and Gentlemen:

We have acted as special counsel to Multimedia Games Holding Company, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S–8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 1,900,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the Texas Business Organizations Code of the State of Texas (“TBOC”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when either (i) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or (ii) certificates representing the Shares have been prepared and executed pursuant to Section 5.04 of the Company's Fifth Amended and Restated Bylaws, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, assuming that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided for in the TBOC.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP